Exhibit 10.53
THE PNC FINANCIAL SERVICES GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN
(amended and restated as of January 1, 2019)
ARTICLE I.    PURPOSE AND SCOPE OF THE PLAN
1.1.    Purpose. The PNC Financial Services Group, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Corporation. The Plan as set forth herein is effective for Option Periods beginning on or after January 1, 2019, and it supersedes and replaces in its entirety the prior Employee Stock Purchase Plan (the "Prior Plan"), as originally established effective as of June 1, 2003 and as amended and restated from time to time thereafter, with respect to any such Option Period. The Plan as in effect prior to this amendment and restatement shall govern any Option Period beginning prior to January 1, 2019.
1.2.    Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:
Board of Directors or Board means the Board of Directors of the Corporation.
Code means the Internal Revenue Code of 1986, as amended.
Common Stock means shares of the common stock, par value $5.00 per share, of the Corporation.
Compensation means the regular remuneration paid to an Employee by the Corporation or Designated Subsidiary which: (i) in the case of an Employee who receives commission income, means commissions and (ii) in the case of any other Employee, means base salary or wage amount, that, in either (i) or (ii), would be included in the Employee's U.S. taxable income but for the fact that such amount was contributed by the Employee to a tax-qualified plan pursuant to an elective deferral under Section 401(k) of the Code, was contributed by the Employee under a flexible benefit arrangement described in Section 125 of the Code, or was deferred by the Employee's election pursuant to the terms of the DCIP or any successor plan to the DCIP. For the avoidance of doubt, in the case of an Employee who is paid outside of the United States, the Plan Manager shall determine in its sole discretion such Employee's Compensation in a manner consistent with the foregoing and the tax rules governing the jurisdiction where such individual is primarily employed.
Compensation Committee means the Personnel and Compensation Committee of the Board.
Continuous Service means the period of time, uninterrupted by a termination of employment, that an Employee has been employed by the Corporation and/or a Designated Subsidiary immediately preceding an Offering Date. Such period of time will include any approved leave of absence. Notwithstanding the foregoing, if the Employee's employment with the Corporation or a Designated Subsidiary has ended and the Employee is receiving or is eligible to receive displacement benefits under the DBP, the Employee's Continuous Service will be determined as if the Employee's employment had not ended in such instance if the Employee returns to employment with the Corporation or a Designated Subsidiary within 30 days of the

Employee's termination of employment and the Employee immediately returns any displacement benefits already paid to the Employee under the DBP.
Corporation means The PNC Financial Services Group, Inc.
DBP means The PNC Financial Services Group, Inc. Displacement Benefits Plan.
DCIP means The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation and Incentive Plan.
Designated Subsidiary means any Subsidiary that has been designated by the Plan Committee to participate in the Plan.
Employee means any individual classified by the Corporation or a Designated Subsidiary as an employee.
Exercise Date means June 30 and December 31 of each Plan Year.
Fair Market Value as it relates to a share of Common Stock means, as of any given date, the closing price on the New York Stock Exchange for a share of Common Stock on such date or, if no such price is reported for that day, on the last preceding day for which such price is reported, or as otherwise determined using any other reasonable method adopted by the Plan Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or The Nasdaq Stock Market, provided that such method is consistently applied.
ISP means the Corporation's Incentive Savings Plan.
Offering Date means July 1 and January 1 of each Plan Year.
Option Period or Period means the period beginning on an Offering Date and ending on the next succeeding Exercise Date.
Option Price means the purchase price of a share of Common Stock hereunder as provided in Section 3.1.
Participant means any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.
Plan means the Corporation's Employee Stock Purchase Plan, which is the Plan set forth in this document, as the same may be amended from time to time in accordance with the terms of Section 6.3.
Plan Account or Account means the account established and maintained under the Plan in the name of the Participant.
Plan Committee means a committee of officers of the Corporation and/or Designated Subsidiaries appointed by the Board of Directors or the Compensation Committee, or its duly-

appointed delegate, which committee of officers will administer the Plan as provided in Section 1.3.
Plan Manager means any individual designated by the Plan Committee to manage the operation of the Plan as herein provided or to whom the Plan Committee has duly delegated any of its duties and obligations hereunder.
Plan Year means the twelve (12) consecutive month period beginning on January 1 and ending on the following December 31.
Retire, Retires, or Retirement means termination of Participant's employment with the Corporation or a Designated Subsidiary at any time and for any reason (other than termination by reason of the Participant's death or by the Corporation or a Designated Subsidiary for cause and, if the Plan Committee so determines prior to such divestiture, other than by reason of termination in connection with a divestiture of assets or a divestiture of one or more subsidiaries of the Corporation) on or after the date on which Participant attains age fifty-five (55) and completes five (5) years of service, where a year of service is determined in the same manner as the determination of a year of vesting service calculated under the provisions of The PNC Financial Services Group, Inc. Pension Plan.
Subsidiary means any company in which the Corporation owns, directly or indirectly, shares possessing 50% or more of the total combined voting power of all classes of stock.
1.3.    Administration of Plan; Delegation. Subject to oversight by the Board of Directors or the Compensation Committee, the Plan Committee will have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. The Plan Committee or the Plan Manager, if any, will adopt the form of all notices required hereunder. Its interpretations and decisions in respect to the Plan will, subject as aforesaid, be final and conclusive. The Plan Committee will have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Plan Committee, in its sole discretion, deems advisable from time to time.
The Board or the Compensation Committee may, in its sole discretion, delegate authority hereunder, including but not limited to delegating authority to amend, administer, interpret, construe or vary the Plan, to the extent permitted by applicable law or administrative or regulatory rule.
1.4.    Effective Date of Plan. The effective date of the Plan is January 1, 2019.
1.5.    Extension or Termination of Plan. The Plan will continue in effect through and including December 31, 2023, unless terminated prior thereto pursuant to Section 4.3 or by the Board of Directors or the Compensation Committee, each of which will have the right to extend the term of or terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant's Account will be refunded to the Participant, or otherwise disposed of in accordance with policies and procedures prescribed by the Plan Committee in cases where such a refund may not be possible.

ARTICLE II.    PARTICIPATION
2.1    Eligibility. Effective beginning with the Option Period commencing on January 1, 2019, each full-time Employee or rehired Employee, including those serving on the Plan Committee or serving as Plan Manager, who on an Offering Date will have at least six (6) months of Continuous Service, and each part-time Employee (excluding peak-time employees who were not otherwise previously participating in the Plan or the Prior Plan as full or part-time employees) or rehired Employee who on an Offering Date will have at least twelve (12) months of Continuous Service, may become a Participant by filing a notice with the Plan Manager prior to such Offering Date. Participants who participated in the Prior Plan will continue to participate in this Plan pursuant to the same elections made under the Prior Plan until they make elections in accordance with Section 2.2, discontinue contributions, or otherwise terminate participation in accordance with Article V. No Employee may participate in the Plan if said Employee either (i) as of an Offering Date and before taking into account any shares of common stock that may be purchased during such Option Period, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary or (ii) is not an employee on the date an option is granted hereunder in accordance with Section 423 of the Code and the Treasury Regulations promulgated thereunder.
2.2    Payroll Deductions.
(a)    Payment for shares of Common Stock purchased hereunder will be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Said deductions will be expressed as a whole number percentage that is at least 1% but not more than 10%. A Participant may not increase or decrease the percentage deduction during an Option Period. However, a Participant may change the percentage deduction for any subsequent Option Period by filing notice thereof with the Plan Manager prior to the Offering Date on which such Option Period commences. Amounts deducted from a Participant's Compensation pursuant to Section 2.2 will be credited to the Participant's Account.
(b)    During an Option Period, a Participant may discontinue payroll deductions and the payroll deductions previously made during that Option Period (unless otherwise withdrawn in accordance with Section 5.1) shall remain in the Participant's Account to purchase whole shares of Common Stock on the next succeeding Exercise Date, provided that the Participant is an Employee as of that Exercise Date (or otherwise remains eligible as of that Exercise Date in accordance with Section 5.2 or 5.3), and any cash balance remaining in such Participant's Account after such purchase will be refunded to the Participant without interest unless such Employee again becomes a Participant in the succeeding Option Period by filing a notice in accordance with Section 2.1 before such refund occurs.
(c)    Payroll deductions may be automatically suspended if, during a Plan Year, a Participant becomes ineligible under the Plan pursuant to Sections 5.1 through 5.4 or has reached any applicable limit imposed by law or has taken a hardship withdrawal from the ISP. For Participants that have been suspended due to reaching any applicable limits imposed by law, payroll deductions will recommence at the same percentage at the beginning of the next Plan Year if the Participant continues to be eligible to participate and has not elected to discontinue deductions. For Participants suspended because of a hardship withdrawal from the ISP, payroll deductions previously made during the Option Period (unless otherwise withdrawn in accordance with Section 5.1) shall remain in the Participant's Account to purchase whole shares of Common Stock on the next succeeding Exercise Date, provided that he or she is an Employee as of that Exercise Date (or otherwise remains eligible as of that Exercise Date in accordance with Section 5.2 or 5.3), and any cash balance remaining in the such Participant's Account after such purchase will be refunded to the Participant without interest unless such Employee again becomes a Participant in the succeeding Option Period by filing a notice in accordance with Section 2.1 before such refund occurs. Notwithstanding the foregoing, effective January 1, 2019, hardship withdrawals from the ISP shall result in a suspension of payroll deductions under this Plan only to the extent required by the terms of the ISP.
(d)    Any cash balance remaining in the Participant's Account after the purchase of Common Stock on an applicable Exercise Date that is not refunded to the Participant in accordance with subsection (b) or (c) above will be carried over to the next Option Period. Any Participant who discontinues payroll deductions during an Option Period or who has such payroll deductions suspended as a result of taking a hardship withdrawal from the ISP, may again become a Participant for a subsequent Option Period by filing a notice in accordance with Section 2.1.
ARTICLE III.    PURCHASE OF SHARES
3.1    Option Price. Effective beginning with the Option Period commencing on January 1, 2019, the Option Price per share of the Common Stock sold to Participants under the Plan will be 95% of the Fair Market Value of such share on the Exercise Date of the Option Period; provided, however, in no event will the Option Price per share be less than the par value of the Common Stock.
3.2    Purchase of Shares. On each Exercise Date, the amount in a Participant's Account will be charged with the aggregate Option Price of the largest number of whole shares of Common Stock which can be purchased with said amount. Shares of Common Stock purchased by a Participant on any Exercise Date will be issued in the manner most recently elected by the Participant and on file with the Plan Manager.
3.3    Limitations on Purchase.
(a)    If any person entitled to purchase shares of Common Stock pursuant to any offering under the Plan would be deemed for purposes of Section 423(b)(3) of the Code to own stock (including any number of shares of Common Stock that such person would be entitled to purchase under the Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary, the maximum number of shares of Common Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock that such person is deemed to own (excluding any number of shares of Common Stock that such person would be entitled to purchase under the Plan), is one less than such 5%. Any amounts withheld from a Participant's Compensation that cannot be applied to the purchase of Common Stock by reason of the foregoing limitation shall be refunded to the Participant without interest.
(b)    A Participant may not purchase shares of Common Stock having an aggregate Fair Market Value of more than $25,000, determined as of the Exercise Date in accordance with Section 423(b)(8) of the Code, for any calendar year in which one or more offerings under the Plan are outstanding at any time.
(c)    Notwithstanding anything in this Article III or the Plan to the contrary, no Participant's purchase of Common Stock under the Plan will exceed the limitations imposed by Section 423(b)(8) of the Code.
3.4    Transferability of Rights. Only Participants can exercise rights to purchase shares hereunder. Such rights are not transferable.
ARTICLE IV.    PROVISIONS RELATING TO COMMON STOCK
4.1    Common Stock Reserved. As of January 1, 2019, there are 2,000,000 shares of Common Stock authorized and reserved for use in accordance with the Plan, subject to adjustment in accordance with Section 4.2, which includes all of the shares authorized and reserved for issuance under the Prior Plan for Option Periods beginning prior to January 1, 2014 and on or after January 1, 2009, including the shares previously authorized that were issued as well as shares that were not issued thereunder. The aggregate number of shares which may be purchased thereafter under the Plan will not exceed the number of shares reserved for the Plan.
4.2    Adjustment for Changes in Common Stock. Upon the occurrence of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation (each, a "Corporate Transaction")), the Plan Committee shall make those adjustments, if any, in (i) the number, class or kind of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price that it deems appropriate in its discretion to reflect the Corporate Transaction(s) such that the rights of Participants are neither enlarged nor diminished as a result of such Corporate Transaction or Transactions. All determinations hereunder shall be made by the Plan Committee in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation the Participants. The Corporation shall determine the manner in which any fractional shares will be treated.
4.3    Insufficient Shares. If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1, then (i) the Plan Committee will proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess, (ii) any amounts remaining in a Participant's Account immediately after such Exercise Date shall be refunded to such Participant without interest; and (iii) the Plan will automatically terminate immediately after such Exercise Date.
4.4    Confirmation. Each purchase of Common Stock hereunder will be confirmed in writing to the Participant. A record of purchases will be maintained by appropriate entries on the books of the Corporation.
4.5    Rights as Shareholders. The shares of Common Stock purchased by a Participant on an Exercise Date will, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Corporation will exist with respect to such shares.

ARTICLE V.    TERMINATION OF PARTICIPATION
5.1    Voluntary Withdrawal. No voluntary withdrawals will be permitted from the Plan.
5.2    Retirement. A Participant who Retires during an Option Period shall have any cash balance remaining in the Participant's Plan Account as of the date of such Retirement refunded to the Participant without interest.
5.3    Ceasing to be an Employee of a Designated Subsidiary. A Participant who ceases to be eligible under Section 2.1 during an Option Period because the Participant's employer, while remaining a Subsidiary, ceases to be a Designated Subsidiary shall have any cash balance remaining in the Participant's Account applied toward the purchase of whole shares of Common Stock on the next succeeding Exercise Date and any cash balance remaining in the Participant's Plan Account after such purchase will be refunded to the Participant without interest.
5.4    Death During an Option Period. If a Participant ceases to be eligible under Section 2.1 during an Option Period because of the Participant's death while employed by the Corporation or a Designated Subsidiary, the cash balance remaining in the Participant's Plan Account will be distributed without interest to the Participant's designated beneficiary or, in the absence of an effective beneficiary designation, to the Participant's personal representative or, if no personal representative has qualified, to the persons entitled thereto under the laws of descent and distribution. During the Participant's lifetime, a Participant may file a beneficiary designation with the Corporation in such manner and form as the Corporation may from time to time direct.
5.5    Other Termination of Eligibility. If a Participant ceases to be eligible under Section 2.1 during an Option Period because the Participant's employment with the Corporation or a Designated Subsidiary has ended for any reason (other than Retirement for periods prior to July 1, 2014), the cash balance remaining in the Participant's Plan Account will be refunded or distributed without interest to the Participant; provided, however, that this Section 5.5 shall not apply under circumstances set forth in Sections 5.2, 5.3 or 5.4.
5.6    Refund or Distribution Upon Termination of Participation. Notwithstanding anything in this Article V or Section 2.2 to the contrary, in cases where a refund or distribution in accordance with the provisions of Article V or Section 2.2 may not be possible or practicable, the cash balance remaining in the Participant's Plan Account will be disposed of as determined by the Plan Committee.
ARTICLE VI.    GENERAL PROVISIONS
6.1    Notices. Any notice, which a Participant files pursuant to the Plan, shall be made as prescribed by the Plan Committee or the Plan Manager, if any, and will be effective only when such notices are received by the Plan Manager.
6.2    Condition of Employment. Neither the creation of the Plan nor participation therein will be deemed to create any right of continued employment or in any way affect the right of the Corporation or a Designated Subsidiary to terminate an Employee's employment.

6.3    Amendment of the Plan. The Board of Directors or the Board's Personnel and Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2, materially increase the benefits accruing to Participants, or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, with any other applicable law or regulations, and with any applicable requirements of the principal exchange upon which the Common Stock is listed.
6.4    Application of Funds. All funds received by the Corporation by reason of purchases of Common Stock hereunder may be used for any corporate purpose.
6.5    Legal Restrictions. The Corporation will not be obligated to sell shares of Common Stock hereunder if counsel to the Corporation determines that such sale would violate any applicable law or regulation.
6.6    Internal Revenue Code and ERISA Considerations. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Code with respect to the purchase of Common Stock under the Plan by each Participant (other than with respect to the purchase of Common Stock under the Plan by a Participant who Retires during an Option Period and purchases Common Stock on the next succeeding Exercise Date) and shall be interpreted in a manner consistent with Sections 423 of the Code and 1.423 of the Treasury Regulations promulgated thereunder. The Plan is not intended and shall not be construed as constituting an "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
6.7    Gender. Whenever used herein, use of any gender will be applicable to both genders.
6.8    Governing Law. The Plan and all rights and obligations thereunder will be constructed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, and any applicable provisions of the Code and the related regulations.